DOUBLELINE FUNDS TRUST

SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 25th day of August, 2011, to the Custody Agreement dated as of March 25, 2010, as amended August 25, 2010 (the “Custody Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add a Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy

Name:	Ronald Redell	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

8/2011	1

Amended Exhibit C

to the

Custody Agreement – DoubleLine Funds

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Low Duration Bond Fund

And any other Funds listed in the then current Prospectus.

8/2011	2